EXHIBIT A

TO

DEPOSIT AGREEMENT

[FORM OF DIVIDEND LEGEND]

[This Receipt evidences the right to receive Shares that were issued as of _____________ __, and that are entitled to reduced cash dividends with respect to dividend payments for fiscal year 20__.  The Holder of this Receipt will only be entitled to cash dividend payments made on or after the date when such Shares were issued, irrespective of the time during which such Shares had been outstanding in fiscal year 20__.  The Holder of this Receipt will be entitled to full cash dividend rights beginning with dividends paid with respect to the fiscal year 20__.]

[FORM OF FACE OF RECEIPT]

AMERICAN DEPOSITARY RECEIPTS

evidencing

AMERICAN DEPOSITARY SHARES

representing the right to receive

SHARES OF CAPITAL STOCK,

NOMINAL VALUE 0.49 EUROS EACH OF

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

 (Incorporated under the laws of Spain)

No.________________

CUSIP No.

THE BANK OF NEW YORK, incorporated under the laws of the State of New York, as depositary (the "Depositary"), hereby certifies that _____________ is the owner of ____________ American Depositary Shares ("American Depositary Shares"), representing the right to receive deposited shares ("Shares"), or evidence of rights to receive such Shares, of the capital stock of Banco Bilbao Vizcaya Argentaria, S.A., a corporation (sociedad anonima) organized under the laws of Spain (the "Bank").  At the date hereof, each American Depositary Share represents the right to receive one Share deposited under the Deposit Agreement (hereinafter defined) with the Custodian (as defined in the Deposit Agreement), which as of the date of the Deposit Agreement is the Bank.

1.

The Deposit Agreement.  This American Depositary Receipt is one of the receipts (the "Receipts") executed and delivered pursuant to the amended and restated Deposit Agreement dated as of _______, 2007 (as amended from time to time, the "Deposit Agreement") by and among the Bank, the Depositary and all registered holders ("Holders") from time to time of Receipts, each of whom by accepting a Receipt becomes a party thereto, bound by all applicable terms and provisions thereof and hereof.  The Deposit Agreement sets forth the rights of Holders and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash, collectively, the "Deposited Securities").  Copies of the Deposit Agreement and of the provisions of or governing Deposited Securities are on file at the Depositary's Office, the office of the Custodian and at any other designated transfer offices.  The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions thereof.  The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities.

2.

Withdrawal of Deposited Securities.  Upon surrender of this Receipt and payment of the fee of the Depositary provided for in paragraph (7) of this Receipt at the Depositary's Office or at such other offices as it may designate, subject to the Deposit Agreement and the provisions of or governing the Deposited Securities, the Holder hereof is entitled to the execution of a certificate of title or other indicia of ownership recognized from time to time under Spanish law and acceptable to the Custodian ("Poliza") with respect to such Deposited Securities, in the name of such Holder or upon such Holder's order and the delivery without unreasonable delay at the office of the Custodian to such Holder, or upon such Holder's order, of the Poliza and such Deposited Securities the right to receive which is at the time represented by the American Depositary Shares evidenced by this Receipt.  At the request, risk and expense of the Holder hereof, the Depositary may deliver such Poliza and such Deposited Securities at the Depositary's Office or at such other place as may have been requested by the Holder.  Delivery of Deposited Securities may be made by the delivery of certificates or other indicia of ownership recognized under Spanish law or custom from time to time, to the extent such Deposited Securities may be represented by certificates or such indicia of ownership. Neither the Depositary nor the Custodian shall deliver Deposited Securities to any person except pursuant to this paragraph (2) or paragraphs (11), (14), (16), (18), (19) or (20).  Notwithstanding any provision of the Deposit Agreement or this Receipt, the Depositary may restrict the withdrawal of Deposited Securities only for the reasons set forth in General Instruction I.A.(1) to Form F-6 under the Securities Act of 1933.

3.

Transfers, Split-ups and Combinations.  This Receipt is transferable on the register maintained by the Depositary by the Holder hereof in person or by duly authorized attorney, upon surrender of this Receipt at any designated transfer office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the Receipt register at any time or from time to time when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement or at the request of the Bank.  This Receipt may be split into other Receipts or may be combined with other Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares and the same rights to distributions with respect thereto as those evidenced by the Receipt or Receipts surrendered.

4.

Certain Limitations.  Prior to the execution and delivery, registration, registration of transfer, split-up or combination of any Receipt, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, the Depositary or the Custodian may, and upon instructions of the Bank shall, require:  (a) payment of any of the following (unless payable by the Bank as set forth in the Deposit Agreement) (i) any stock transfer or other tax (including, without limitation, Spanish income tax) or other governmental charge with respect thereto, (ii) any stock transfer or registration fees for the registration of Shares or other Deposited Securities upon any applicable register or brokerage fees applied by the Spanish stock exchanges or the relevant member of such stock exchanges acting as a broker/dealer or any other person authorized under Spanish law to act in a similar capacity and (iii) any applicable charges as provided in paragraph (7) of this Receipt; (b) the production of proof satisfactory to it of the identity and genuineness of any signature and of such other information (including without limitation information as to citizenship, residence, exchange control approval, or legal or beneficial ownership of any securities) as it may deem necessary or proper or as the Bank may require; (c) delivery of any forms required by Spanish law or custom in connection with the execution or delivery of a Poliza; and (d) compliance with such regulations, if any, as the Depositary may establish consistent with the Deposit Agreement.  The delivery of Receipts against deposits of Shares may be suspended, deposits of Shares may be refused, or the registration of transfer of Receipts, their split-up or combination or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities be suspended, generally or in particular instances, when the Receipt register is closed or when any such action is deemed necessary or advisable by the Depositary or the Bank for any reason.  The Depositary will execute and deliver Receipts only in accordance with Section 2.03 of the Deposit Agreement and paragraphs (3), (4), (11) and (14). The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Bank in order to facilitate the Bank's compliance with securities laws in the United States.

5.

Liability of Holder for Taxes.  If any tax or other governmental charge, including any taxes payable on transfer, shall become payable by or on behalf of the Custodian, the Depositary or the Bank with respect to this Receipt or any Deposited Securities the right to receive which is represented by the American Depositary Shares evidenced by this Receipt, such tax or other governmental charge shall be payable by the Holder hereof, who shall pay the amount thereof to the Depositary.  The Depositary may, and upon instructions the Bank shall, (i) refuse to effect any registration of transfer of this Receipt or any split-up or combination thereof or any withdrawal of such Deposited Securities until such payment is made, or (ii) withhold or deduct from any distributions on such Deposited Securities or sell for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and, after deduction for its reasonable expenses incurred in connection therewith, apply the net proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency.

6.

Warranties by Depositors.  Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares have been duly and validly authorized and issued and are subscribed, fully paid and nonassessable and free of preemptive rights, that the certificates therefor have been validly authorized and issued and that the person making such deposit is duly authorized so to do and that the Shares being deposited are not "restricted securities" (as such term is defined in rule 144 under the Securities Act of 1933).  Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

7.

Charges of Depositary.  The Depositary will charge each person to whom Receipts are delivered against deposits of Shares, and each person surrendering Receipts for withdrawal of Deposited Securities, up to U.S. $5.00 for each 100 American Depositary Shares (or portion thereof) evidenced by the Receipts delivered or surrendered.  Except as otherwise agreed in writing, the Bank will pay all other charges and reasonable expenses of the Depositary and those of any Receipt registrar, except (i) stock transfer or other taxes (including Spanish income taxes) and other governmental charges (which are payable by persons depositing Shares or Holders), (ii) cable, telex, facsimile transmission and delivery charges incurred at the request of persons depositing Shares or Holders delivering Shares, Receipts or Deposited Securities (which are payable by such persons or Holders), (iii) transfer, brokerage or registration fees for the registration of transfers of Deposited Shares and other Deposited Securities on any applicable register in the name of the Custodian in connection with the deposit of Shares or in the name of such person as a Holder may direct in connection with any withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities), and (iv) reasonable and customary expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are payable out of such foreign currency).

8.

Pre-Release of Receipts  Without the prior written consent of the Company, the Depositary shall not permit Pre-Releases (as defined and described below).  With the prior written consent of the Company, notwithstanding Section 2.03 of the Deposit Agreement, the Depositary may execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement ("Pre-Release").  The Depositary may, pursuant to Section 2.05 of the Deposit Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been Pre-Released.  The Depositary may receive Receipts in lieu of Shares  in satisfaction of a Pre-Release.  Each Pre-Release will be (a) preceded or accompanied by a written representation and agreement from the person to whom Receipts are to  be delivered (the "Pre-Releasee") that the Pre-Releasee, or its customer, (i) owns the shares or Receipts to be remitted, as the case may be, (ii) assigns all beneficial rights, title and interest in such Shares or Receipts, as the case may be, to the Depositary in its capacity as such and for the benefit of the Holders, and (iii) will not take any action with respect to such Shares or Receipts, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the Depositary, disposing of such Shares or Receipts, as the case may be), other than in satisfaction of such Pre-Release, (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary determines, in good faith, will provide substantially similar liquidity and security, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.  The number of Shares not deposited but represented by American Depositary Shares outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited under the Deposit Agreement; provided, however, that the Depositary reserves the right to disregard such limit from time to time as it deems reasonably appropriate, and may, with the prior written consent of the Company, change such limit for purposes of general application.  The Depositary will also set Dollar limits with respect to Pre-Release transactions to be entered into under the Deposit Agreement with any particular Pre-Releasee on a case-by-case basis as the Depositary deems appropriate.  For purposes of enabling the Depositary to fulfill its obligations to the Holders under the Deposit Agreement, the collateral referred to in clause (b) above shall be held by the Depositary as security for the performance of the Pre-Releasee's obligations to the Depositary in connection with a Pre-Release transaction, including the Pre-Releasee's obligation to deliver Shares or Receipts upon termination of a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities under the Deposit Agreement).

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

9.

Title to Receipts.  Title to this Receipt, when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided that the Bank and the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the register maintained by the Depositary as the absolute owner hereof for the purpose of determining the person entitled to any distribution or notice and for all other purposes.

10.

Validity of Receipt.  This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose unless executed by the Depositary by the manual signature of a duly authorized officer of the Depositary or, if a Receipt registrar for the Receipts shall have been appointed, countersigned by the manual signature of a duly authorized officer of such registrar or any co-registrar.

11.

Available Information.  The Bank is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the Securities and Exchange Commission.  Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission and located at the date of the Deposit Agreement at 100 F Street, N.E., Washington, D.C. 20549.

Dated:

The Bank of New York,

as Depositary and Registrar

By:________________________

     (Title)

As of the date of the Deposit Agreement, the address of the Depositary's Office is 101 Barclay Street, New York, New York 10286.

[FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS

OF THE DEPOSIT AGREEMENT

12.

Distributions Upon Deposited Securities. Whenever the Depositary or the Custodian shall receive any cash dividend or other cash distribution upon any Deposited Securities, the Depositary shall, subject to the Deposit Agreement, promptly distribute the amount thus received, by checks drawn on a bank in The City of New York, to the Holders an the record date set by the Depositary therefor of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively; provided that the Depositary shall make appropriate adjustments in the amounts so distributed in respect of (a) any of the Deposited Securities being not entitled, by reason of date of issuance or otherwise, to receive all or any portion of such distribution or (b) any amounts (i) withheld or requested to be withheld by the Bank, the Custodian or the Depositary on account of taxes or (ii) charged by the Depositary in connection with the conversion of foreign currency into U.S. dollars.  Cash distributions and cash proceeds from sales of non-cash distributions in foreign currency will be converted by sale or such other manner as the Depositary may determine into U.S. dollars (after deduction of the Depositary's charges and expenses in effecting such conversion) before distribution to Holders. If in the judgment of the Depositary amounts received in foreign currency may not be converted on a reasonable basis into U.S. dollars transferable to the United States, or may not be so convertible for all of the Holders entitled thereto, the Depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent reasonable and permissible to the Holders entitled thereto and may distribute the balance in foreign currency to the Holders entitled thereto or hold such balance or all such foreign currency for the Holders entitled thereto.  If any distribution upon any Deposited Securities consists of a dividend in or free distribution of Shares, the Depositary may, or if the Bank so requests, the Depositary shall, subject to the Deposit Agreement, distribute to the Holders on a record date set by the Depositary therefor of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively, additional Receipts for an aggregate number of American Depositary Shares representing the number of Shares received as such dividend or free distribution.  In lieu of delivering Receipts for fractional American Depositary Shares in the case of any such distribution, the Depositary shall sell the number of Shares represented by the aggregate of such fractions and distribute the net proceeds to the Holders entitled thereto as in the case of a distribution received in cash.  If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent its proportionate interest in the additional Shares so distributed upon such Deposited Securities.  If the Bank shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any nature, the Depositary shall either (y) make such rights available to Holders by means of warrants or otherwise, if lawful and feasible, or (z) if making such rights available is not lawful or not feasible, or if such rights or warrants are not exercised and appear to be about to lapse, sell such rights or warrants on a stock exchange on which such rights are listed or over-the-counter market on which such rights are traded (or, with the written approval of the Bank, at private sale), at such place or places and upon such terms as the Depositary may deem proper, and allocate the proceeds of such sales for account of the Holders otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any Receipt or Receipts, or otherwise, and distribute the net proceeds so allocated to the Holders entitled thereto as in the case of a distribution received in cash.  The Depositary will distribute to Holders on the record date set by it therefor any distribution on Deposited Securities other than cash, Shares or rights in any manner that the Depositary deems equitable and practicable; provided that if in the opinion of the Depositary any distribution other than cash, Shares or rights upon any Deposited Securities cannot be made proportionately among the Holders entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the net proceeds of any such sale will be distributed by the Depositary to the Holders entitled thereto as in the case of a distribution received in cash; provided further that if any securities to be sold pursuant to the preceding clause are listed on a stock exchange or traded on an over-the-counter market, such securities shall be sold on such a stock exchange or over-the-counter market.  The Holders alone shall be responsible for payment of any taxes due as a result of sales pursuant to the preceding two sentences.  The Depositary need not distribute securities, Receipts or rights unless the Bank furnishes certain evidence or opinions in respect of United States securities laws (which the Bank has no obligation to do).

13.

Record Dates.  Whenever any distribution is being made upon any Deposited Securities or any meeting (Junta General de Accionistas) of holders of Shares or other Deposited Securities is being held or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Depositary shall fix, and shall notify the Holders and the Bank of, a record date for the determination of the Holders who shall be entitled to receive such distribution or the net proceeds of the sale thereof, to give instructions for the exercise of voting rights at any such meeting, to receive such notice or solicitation or act in respect of such other matter, subject to the provisions of the Deposit Agreement.

14.

Voting of Deposited Securities.  (a)  As soon as practicable after receipt of notice in English of any meeting (Junta General de Accionistas) or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary will mail to the Holders a notice containing (i) such information as is contained in such notice of meeting, (ii) a statement that each Holder at the close of business on a specified record date will be entitled, subject to any applicable provisions of law and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of voting rights, if any, pertaining to the Deposited Securities the right to receive which is represented by the American Depositary Shares evidenced by such Holder's Receipts, and (iii) a statement as to the manner in which such instructions may be given (or be deemed given in accordance with this paragraph (13)(a)), including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Bank.  Upon the written request of a Holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor insofar as practicable and permitted under any applicable provisions of law and the provisions of or governing the Deposited Securities to vote or cause to be voted the Deposited Securities represented by the American Depositary Shares evidenced by such Holder's Receipts in accordance with any nondiscretionary instructions set forth in such request.  The Depositary shall not itself exercise any voting discretion over any Deposited Securities.  If no instructions are received by the Depositary from any Holder with respect to any of the Deposited Securities the right to receive which is represented by the American Depositary Shares evidenced by such Holder's Receipts on or before the date established by the Depositary for such purpose, the Depositary shall deem such Holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Board of Directors of the Bank with respect to such Deposited Securities and the Depositary shall give a discretionary proxy to a person designated by the Board of Directors of the Bank to vote such Deposited Securities, provided that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Board of Directors of the Bank informs the Depositary (and the Board of Directors of the Bank agrees to provide such information promptly in writing) that (x) the Board of Directors of the Bank does not wish such proxy given, (y) substantial opposition exists or (z) materially affects the rights of holders of Shares.

 (b)  The Bank agrees for the benefit of the Depositary and Holders (i) that the Depositary and any nominee thereof, whichever shall be the registered holder of the Shares (for purposes of this paragraph (b), the "Registered Shareholder"), shall have the same rights as any other registered holder of Shares, (ii) that the Registered Shareholder shall have the right to attend all shareholders' meetings and to vote or cause to be voted Shares at each such meeting, by proxy on behalf of Holders and (iii) that consistent with the provisions of Article 24 of the Bank's By-laws (estatutos), it will observe the right of the Registered Shareholder to attend any such meeting and, as contemplated by such article, to vote or cause to be voted the Shares by proxy and that it will not exercise any right it may have under such Article 24 to reject or in any way impair such rights.

The Depositary agrees that it, or any nominee thereof that is a Registered Shareholder, will vote or cause to be voted any Shares only by proxy as contemplated by such Article 24.

15.

Changes Affecting Deposited Securities. Upon any change in nominal value, split-up, consolidation, cancellation or any other reclassification of Deposited Securities or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Bank or to which it is a party, any securities that shall be received by the Depositary in exchange for, or in conversion, replacement or otherwise in respect of, Deposited Securities shall be treated as Deposited Securities under the Deposit Agreement; and the Depositary may with the Bank's approval, and shall if the Bank shall so request, execute and deliver additional Receipts in respect of such securities as in the case of a dividend of Shares or call for the surrender of outstanding Receipts to be exchanged for new Receipts, reflecting such securities, and to the extent that such additional or new Receipts are not delivered this Receipt shall thenceforth evidence American Depositary Shares representing the right to receive the Deposited Securities including the securities so received.

16.

Reports; Inspection of Register.  The Depositary will make available for inspection by Holders at the Depositary's office and at any other designated transfer offices any reports and communications received from the Bank which are both (a) received by the Depositary or the Custodian pursuant to the Deposit Agreement and (b) made generally available to the holders of Deposited Securities by the Bank.  The Depositary will also mail or make available to Holders copies of such reports when furnished by the Bank as provided in the Deposit Agreement.  The Depositary will arrange for the prompt transmittal of the English language version received by it or the Custodian from the Bank or any notice of any meeting (Junta General de Accionistas) of holders of Shares or other Deposited Securities, or of any adjourned meeting of such holders, or of the taking of any action by such holders other than at a meeting.  The Depositary will keep, at its transfer office in the Borough of Manhattan, The City of New York, a register for the registration of Receipts and their transfer that at all reasonable times will be open for inspection by the Holders and the Bank; provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Bank or a matter related to the Deposit Agreement or the Receipts.

17.

Withholding.  In connection with any distribution to Holders, the Bank will remit to the appropriate governmental authority or agency all amounts (if any) that in its sole judgment it believes are required to be withheld and owing to such authority or agency by the Bank; and the Depositary and the Custodian will remit, on advice of the Bank, to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency and so withheld by the Depositary or the Custodian.  If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto; provided that if any securities to be sold pursuant to the preceding clause are listed on a stock exchange or traded on an over-the-counter market, such securities shall be sold on such a stock exchange or over-the-counter market.

18.

Liability of the Bank and the Depositary. Neither the Depositary or its agents, nor the Bank or its agents shall incur any liability if, by reason of any present or future law, act of God, war or other circumstance beyond its control, or, in the case of the Depositary and its agents, any provision of the Bank's By-laws or of the securities deposited pursuant to the Deposit Agreement, the Depositary or its agents or the Bank or its agents shall be prevented or forbidden from, or subjected to any civil or criminal penalty on account of, or delayed in, doing or performing any act or thing which by the terms of the Deposit Agreement, the Bank's By-laws or the Deposited Securities it is provided shall be done or performed, or the Depositary or the Bank shall be obliged to do or perform any act or thing which is inconsistent with the provisions of the Deposit Agreement.  Each of the Bank, the Depositary and its agents assume no obligation and shall be subject to no liability under the Deposit Agreement or this Receipt to Holders or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement without negligence or bad faith.  Neither the Depositary, its agents nor the Bank will be (a) under any obligation to appear in, prosecute or defend any action, suit or other proceeding on behalf of Holders in respect of any Deposited Securities or this Receipt that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required or (b) liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information.  Each of the Depositary, its agents and the Bank may rely and shall be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.  The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote.  The Depositary and its agents may own and deal in any class of securities of the Bank and its affiliates and in Receipts; provided that the only obligations of the Bank to the Depositary or its agents with respect to such activities shall be those owed to holders of such securities generally. The Bank has agreed to indemnify the Depositary, the Custodian, any Receipt registrar, co-transfer agent, co-registrar or other agent of the Depositary (the "Indemnified Persons") against any loss, liability or expense (including fees and expenses of counsel) that may arise (a) out of acts performed or omitted in connection with the Deposit Agreement and the Receipts, (i) by any Indemnified Person, except to the extent that any such loss, liability or expense is due to the negligence or bad faith of such Indemnified Person, or (ii) by the Bank or any of its agents, or (b) out of or in connection with any offer or sale of Receipts, American Depositary Shares, Shares or any other Deposited Securities or any registration statement under the Securities Act of 1933 in respect thereof, or (c) out of or in connection with any withholding or payment of any tax levied or asserted by the Kingdom of Spain on the Depositary (other than a tax on the Depositary's overall net income) as a result of performing its required functions as Depositary under the Deposit Agreement, which shall not operate to relieve any Holder of any liability it may have with respect thereto.

19.

Resignation and Removal of Depositary; the Custodian.  The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Bank or be removed by the Bank by written notice of such removal delivered to the Depositary, such resignation or removal to take effect upon the appointment of and acceptance by a successor depositary as provided in the Deposit Agreement.  The Depositary may at any time appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires; provided that the Depositary may not discharge the Bank acting in the capacity of Custodian.

20.

Amendment of Deposit Agreement and Receipts. The Receipts and the Deposit Agreement may be amended by agreement between the Bank and the Depositary.  Any amendment that shall impose or increase any fees or charges (other than the fees and charges listed in clauses (i) through (iv) of paragraph (7)) or that shall otherwise prejudice any substantial existing right of Holders, shall not, however, become effective as to outstanding Receipts until the expiration of three months after notice of such amendment shall have been given to the Holders.  Every Holder at the expiration of such three months shall be deemed by holding such Receipt to consent and agree to such amendment and to be bound by the Deposit Agreement or the Receipt as amended thereby.  In no event shall any amendment impair the right of the Holder hereof to surrender this Receipt and receive therefor the Deposited Securities represented hereby, except in order to comply with mandatory provisions of applicable law.

21.

Termination of Deposit Agreement.  The Depositary will at any time at the direction of the Bank terminate the Deposit Agreement by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination.  The Depositary may terminate the Deposit Agreement, upon the notice set forth in the preceding sentence, at any time after 90 days after the Depositary shall have resigned, provided that no successor depositary shall have been appointed and accepted its appointment within such 90 days. After the date so fixed for termination, the Depositary will perform no further acts under the Deposit Agreement, except to advise Holders of such termination, receive and hold distributions on Deposited Securities (or sell property or rights or convert Deposited Securities into cash) and deliver Deposited Securities being withdrawn.  As soon as practicable the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, for the pro rata benefit of the Holders of Receipts not theretofore surrendered.

22.

Uncertificated American Depositary Shares; Direct Registration System.  Notwithstanding anything to the contrary in this Receipt or the Deposit Agreement:

(a) American Depositary Shares may be certificated securities evidenced by Receipts or uncertificated securities.  The form of Receipt annexed as Exhibit A to the Deposit Agreement describes the terms and conditions of, and will be the prospectus required under the Securities Act of 1933 for, both certificated and uncertificated American Depositary Shares.  Except for those provisions of the Deposit Agreement that by their nature do not apply to uncertificated American Depositary Shares, all the provisions of the Deposit Agreement shall apply, mutatis mutandis, to both certificated and uncertificated American Depositary Shares and to holders of uncertificated American Depositary Shares as well as to holders of Receipts.

(b) (i) The term “deliver”, or its noun form, when used with respect to Receipts, shall mean (A) book-entry transfer of American Depositary Shares to an account at The Depository Trust Company, or its successor (“DTC”), designated by the person entitled to such delivery, evidencing American Depositary Shares registered in the name requested by that person,  (B) registration of American Depositary Shares not evidenced by a Receipt on the books of the Depositary in the name requested by the person entitled to such delivery and  mailing to that person of a statement confirming that registration or (C) if requested by the person entitled to such delivery, delivery at the Corporate Trust Office of the Depositary to the person entitled to such delivery of one or more Receipts evidencing American Depositary Shares registered in the name requested by that person.

(ii) The term “surrender”, when used with respect to Receipts, shall mean (A) one or more book-entry transfers of American Depositary Shares to the DTC account of the Depositary, (B) delivery to the Depositary at its Corporate Trust Office of an instruction to surrender American Depositary Shares not evidenced by a Receipt  or (C) surrender to the Depositary at its Corporate Trust Office of one or more Receipts evidencing American Depositary Shares.

(c) American Depositary Shares not evidenced by Receipts shall be transferable as uncertificated registered securities under the laws of the State of New York.

(d) The Depositary shall have a duty to register a transfer in the case of uncertificated American Depositary Shares, upon receipt from the Holder of a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in subsection (f) below).  The Depositary, upon surrender of a Receipt for the purpose of exchanging certificated American Depositary Shares for uncertificated American Depositary Shares, shall cancel that Receipt and send the Holder a statement confirming that the Holder is the Holder of the same number of uncertificated American Depositary Shares that the surrendered Receipt evidenced. The Depositary, upon receipt of a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in subsection (f) below) from the Holder of uncertificated American Depositary Shares for the purpose of exchanging  uncertificated American Depositary Shares for certificated American Depositary Shares, shall execute and deliver to the Holder a Receipt evidencing the same number of certificated American Depositary Shares.

(e) Upon satisfaction of the conditions for replacement of a Receipt that is mutilated, lost, destroyed or stolen, the Depositary shall deliver to the Holder of the American Depositary Shares evidenced by that Receipt in uncertificated form unless otherwise requested by the Owner.

(f) (i)  The parties acknowledge that the Direct Registration System (“DRS”) and Profile Modification System (“Profile”) shall apply to all uncertificated American Depositary Shares upon acceptance thereof to DRS by DTC.  DRS is the system administered by DTC pursuant to which the Depositary may register the ownership of uncertificated American Depositary Shares, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto.  Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a Holder of uncertificated American Depositary Shares, to direct the Depositary to register a transfer of those American Depositary Shares to DTC or its nominee and to deliver those American Depositary Shares to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the Holder to register such transfer.

(ii)  In connection with and in accordance with the arrangements and procedures relating to DRS and Profile, the parties understand that the Depositary will not verify, determine or otherwise ascertain that the DTC participant that is claiming to be acting on behalf of a Holder in requesting a registration of transfer and delivery as described in subsection (f)(i) has the actual authority to act on behalf of the Holder (notwithstanding any requirements under the Uniform Commercial Code).  For the avoidance of doubt, the provisions of Sections 5.03 and 5.08 of the Deposit Agreement shall apply to the matters arising from the use of the DRS and Profile.  The parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through DRS and Profile and in accordance with the Deposit Agreement shall not constitute negligence or bad faith on the part of the Depositary.

EXHIBIT B

       TO

DEPOSIT AGREEMENT

FORM OF INSTRUCTIONS TO DEPOSITARY

UPON DEPOSIT OF SHARES

The Bank of New York

101 Barclay Street

New York, New York 10286

Dear Sirs:

Pursuant to Section 2.02 of the Amended and Restated Deposit Agreement dated as of _________, 2007 (the "Deposit Agreement") among Banco Bilbao Vizcaya Argentaria, S.A. ("BBVA"), The Bank of New York, as Depositary, and all Holders from time to time of American Depositary Shares issued thereunder, the following [Poliza/Polizas representing] [and] [shares, each of] the capital stock of BBVA are hereby deposited against issuance of American Depositary Shares pursuant to the Deposit Agreement:

Certificate or Technical

   Reference Number

Number of Shares

Please issue American Depositary Shares in the name(s) of and in the amount(s) listed below, and deliver [it/them] to the address[ees] indicated:

Number of American

Name

Depositary Shares

Deliver To

Thank you for your attention to this matter.

Yours very truly,

[Name of Depositor]

B-#

            EXHIBIT C

       TO

DEPOSIT AGREEMENT

FORM OF INSTRUCTIONS TO DEPOSITARY

FOR WITHDRAWAL OF SHARES

The Bank of New York

101 Barclay Street

New York, New York 10286

Dear Sirs:

Pursuant to Section 2.05 of the Amended and Restated Deposit Agreement dated as of _________, 2007 (the "Deposit Agreement") among Banco Bilbao Vizcaya Argentaria, S.A. ("BBVA"), The Bank of New York, as Depositary, and all Holders from time to time of American Depositary Shares issued thereunder, the following American Depositary Shares are hereby surrendered to you against receipt of [Poliza/Polizas representing] [and] [shares, each of] the capital stock of BBVA pursuant to the Deposit Agreement:

American Depositary Receipt

Number of American Depositary

Certificate Number (if applicable)

Shares

Please deliver [a Poliza/Polizas] corresponding to the name[s] and amount[s] listed below to the address[es] indicated:

Name

Number of Shares

Deliver To

Please deliver the shares by delivering [physical certificates] [and] [Poliza/Polizas] representing such securities to the individuals named above in the amounts and at the locations indicated.

Thank you for your attention to this matter.

Yours very truly,

[Name of Holder]

C-#

           EXHIBIT D

      TO

DEPOSIT AGREEMENT

CHARGES OF THE DEPOSITARY

The charges of the Depositary, subject to Sections 5.09 and 6.01 of the Deposit Agreement, are as follows:

Service	Rate	By Whom Paid
(1) Delivery of Receipts against deposits of Shares	up to $5 per 100 American Depositary Shares or portion thereof	Person to whom Receipts are delivered
(2) Withdrawal of Deposited Securities against surrender of Receipts	up to $5 per 100 American Depositary Shares or portion thereof	Person surrendering Receipts

The Bank will pay all other charges of the Depositary, and reasonable expenses including, without limitation, printing, translation, stationery, postage, insurance and cable expenses incurred by the Depositary in the exercise of its duties and obligations under the Deposit Agreement, in accordance with agreements in writing entered into between the Depositary and the Bank from time to time, except (a) stock transfer or other taxes (including Spanish income taxes) and other governmental charges (which are payable by persons depositing Shares or Holders), (b) cable, telex, facsimile transmission and delivery charges incurred at the request of persons depositing Shares or Holders delivering Shares, Receipts or Deposited Securities (which are payable by such persons or Holders), (c) transfer, brokerage or registration fees for the registration of transfers of deposited Shares and other Deposited Securities on any applicable register in the name of the Custodian in connection with the deposit of Shares or in the name of such person as a Holder may direct in connection with the withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities), and (d) reasonable and customary expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are payable out of such foreign currency).